Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (February 26, 2016)…The National Security Group, Inc. (NASDAQ:NSEC) today reported net income for the fourth quarter of 2015 of $1,150,000 and net income for the year ended December 31, 2015 of $4,697,000. Unaudited consolidated financial results for the three month and twelve month periods are summarized as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Gross premiums written	$14,772,000	$14,300,000	$66,809,000	$65,453,000
Net premiums written	$12,866,000	$12,428,000	$60,389,000	$58,204,000

Net premiums earned	$14,772,000	$14,355,000	$59,462,000	$56,653,000
Net investment income	990,000	1,021,000	3,462,000	3,823,000
Net realized investment gains (losses)	(14,000)	(441,000)	503,000	100,000
Gain on company owned life insurance	—	1,635,000	—	3,256,000
Other income	155,000	156,000	623,000	560,000
Total Revenues	15,903,000	16,726,000	64,050,000	64,392,000
Policyholder benefits and settlement expenses	8,281,000	6,691,000	34,148,000	30,882,000
Amortization of deferred policy acquisition costs	788,000	873,000	3,510,000	3,590,000
Commissions	1,722,000	1,299,000	7,952,000	7,459,000
General and administrative expenses	2,822,000	3,270,000	8,628,000	9,428,000
Taxes, licenses and fees	445,000	572,000	2,086,000	2,137,000
Interest expense	371,000	373,000	1,379,000	1,521,000
Total Benefits, Losses and Expenses	14,429,000	13,078,000	57,703,000	55,017,000
Income Before Income Taxes	1,474,000	3,648,000	6,347,000	9,375,000
Income tax expense	324,000	762,000	1,650,000	1,759,000
Net Income	$1,150,000	$2,886,000	$4,697,000	$7,616,000
Income Per Common Share	$0.46	$1.15	$1.87	$3.04

Reconciliation of Net Income to non-GAAP Measurement
Net income	$1,150,000	$2,886,000	$4,697,000	$7,616,000
Income tax expense	324,000	762,000	1,650,000	1,759,000
Realized investment (gains) losses, net	14,000	441,000	(503,000)	(100,000)
Gain on company owned life insurance	—	(1,635,000)	—	(3,256,000)
Pretax Income From Operations	$1,488,000	$2,454,000	$5,844,000	$6,019,000

Management Commentary on Results of Operations

Premium Revenue:
For the three months ended December 31, 2015, net premium written was up 3.5% compared to the same period in 2014. A 3.3% increase in gross premiums written, due to growth in the P&C segment, compared to the fourth quarter of 2014 coupled with a 7.1% reduction in reinsurance cost contributed to the increase in net premium written.

For the year ended December 31, 2015, net premiums earned were up $2,809,000 at $59,462,000 compared to $56,653,000 in 2014. The primary reasons for the increase were a 12.2% reduction in catastrophe reinsurance costs coupled with an increase in gross earned premium. The increase in gross earned premium was due to growth in P&C segment premium revenue of 3.6% in 2015 compared to 2014.

Net Income:
For the three months ended December 31, 2015, the Company had net income of $1,150,000, $0.46 per share, compared to $2,886,000, $1.15 per share, for the same period in 2014, a decrease of $1,736,000. The primary factor contributing to the decrease in net income was a gain on company owned life insurance (COLI) of $1,635,000 during the fourth quarter of 2014; no COLI gain was recognized in fourth quarter of 2015.

For the year ended December 31, 2015, the Company had net income of $4,697,000, $1.87 per share, compared to net income of $7,616,000, $3.04 per share, for the same period in 2014, a decrease of $2,919,000. The primary reason for the decline in 2015 year to date earnings compared to 2014 was a $3,256,000 gain on company owned life insurance realized during 2014.

Pretax income from operations:
A primary non-GAAP financial measure used by management is pretax income from operations. This measure consists of net income before income taxes adjusted for realized investment gains and losses and gain on company owned life insurance. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from operations is presented in the table above.

For the three months ended December 31, 2015, pretax income from operations was $1,488,000 compared to $2,454,000 for the same period in 2014, a decrease of $966,000. The primary reason for the reduction was a $1,590,000 increase in policyholder benefits and expenses (claims) in the fourth quarter of 2015 compared to the fourth quarter of 2014. Claims were 56.1% of premium revenue in the fourth quarter of 2015, compared to 46.6% for the fourth quarter of 2014. The increase in claims as a percent of revenue was primarily the result of an increase in reported catastrophe related claims, primarily associated with an October event in South Carolina, in the fourth quarter of 2015 compared to the same period in 2014. Partially offsetting this increase was a $448,000 decline in general and administrative expenses coupled with a $127,000 decrease in taxes, licenses and fees.

For the year ended December 31, 2015, pretax income from operations was $5,844,000 compared to $6,019,000 for the year ended December 31, 2014, a decrease of $175,000. The primary reason for the slight decline in pretax income from operations in 2015 compared to 2014 was an increase in catastrophe related claims in the P&C segment. The P&C segment was impacted by numerous non-hurricane catastrophe events in 2015, the most significant of which was an early October event in South Carolina which generated $1,575,000 in incurred catastrophe losses. In total, catastrophe losses increased policyholder benefits and settlements expenses by $5,373,000 in 2015. The P&C segment ended 2015 with a combined ratio of 91% with catastrophe losses contributing 10.1 percentage points to the combined ratio. In comparison, 2014 cat events added $2,629,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended 2014 with a combined ratio of 87.4% with catastrophe losses contributing 5.2 percentage points to the combined ratio. Offsetting the negative impact of the cat events was an $865,000 decrease in catastrophe reinsurance cost coupled with a 3.6% increase in P&C segment gross earned premiums. Also, due to continued focus on cost reduction measures, we decreased general and administrative expenses by $800,000, primarily in the life insurance subsidiary.

Selected Balance Sheet Highlights (Unaudited)	12/31/2015	12/31/2014
Invested Assets	$112,557,000	$109,549,000
Cash	$6,763,000	$6,426,000
Total Assets	$148,099,000	$144,865,000
Policy Liabilities	$77,043,000	$74,115,000
Total Debt	$18,215,000	$19,572,000
Accumulated Other Comprehensive Income	$525,000	$2,772,000
Shareholders' Equity	$44,883,000	$42,757,000
Book Value Per Share	$17.87	$17.05

Management Commentary on Financial Position

Invested Assets:
Invested assets as of December 31, 2015 were $112,557,000 up $3,008,000, or 2.7%, compared to December 31, 2014. The increase in invested assets was primarily due to $6,880,000 in cash flow from operating activities enabling additional investment in the fixed income investment portfolio.

Cash:
The Company, primarily through its insurance subsidiaries, had $6,763,000 in cash and cash equivalents at December 31, 2015, compared to $6,426,000 at December 31, 2014. Positive cash flow from insurance operations was the primary contributor to the increase in cash for the year ended December 31, 2015.

Total Assets:
Total assets as of December 31, 2015 were $148,099,000 compared to $144,865,000 at December 31, 2014. Positive cash flow from operations of $6,880,000, primarily generated by the P&C subsidiaries, was the primary contributor to the increase in invested assets and total assets at December 31, 2015.

Policy Liabilities:
Policy liabilities were $77,043,000 at December 31, 2015 compared to $74,115,000 at December 31, 2014; an increase of $2,928,000 or 4.0%. The primary reasons for the increase in policy liabilities in 2015 compared to the same period last year were a $1,324,000 increase in property and casualty loss reserves as well as a $999,000 increase in unearned premium reserves. Property and casualty loss reserves were up 15.9% in 2015 compared to 2014 primarily due to an increase in storm claims during the fourth quarter of 2015. Unearned premium was up 3.5% as a result of a moderate increase in P&C segment gross written premium.

Debt Outstanding:
Total debt at December 31, 2015 was $18,215,000 compared to $19,572,000 at December 31, 2014. Debt was reduced $1,357,000 during 2015 with the primary reason being the reduction of long term debt. The reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of December 31, 2015 was $44,883,000 up $2,126,000 compared to December 31, 2014 Shareholders' equity of $42,757,000. Book value per share was $17.87 at December 31, 2015, compared to $17.05 per share at December 31, 2014, an increase of $0.82. The primary factor contributing to the increase in Shareholders' equity was net income of $4,697,000. In addition, shares issued to directors during 2015 totaled $78,000. Offsetting the increase in Shareholders' equity was a decrease in accumulated other comprehensive income of $2,247,000 and dividends paid of $402,000. The decline in accumulated other comprehensive income was primarily driven by interest rate related decreases in market values of available for sale investment securities primarily in our fixed income portfolio.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.